EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 33-32612-100, 333-157040-01 and 333-203840-01 on Form S-8 of Ashland Inc. of our report dated June 17, 2026, with respect to the statements of net assets available for benefits of the Ashland Employee Savings Plan as of December 31, 2025 and 2024, the related statement of changes in net assets available for benefits for the year ended December 31, 2025, and the related supplemental schedule of Schedule H, line 4i-schedule of assets (held at end of year) as of December 31, 2025, appearing in this Annual Report on Form 11-K of the Ashland Employee Savings Plan for the year ended December 31, 2025.

Lexington, Kentucky

June 17, 2026